SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549

                         ____________

                           FORM 8-K

                        CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

                Date of Report:  July 23, 1996




                      VARITY CORPORATION
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    (Exact name of registrant as specified in its charter)



        Delaware                      1-5190
22-3091314
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- -------------------
(State or other jurisdiction        (Commission            (IRS
Employer
      of incorporation)             File Number)
Identification No.)




 672 Delaware Avenue, Buffalo, New York                  14209
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(Address of principal executive officer)               (Zip Code)






         Registrant's telephone number: (716) 888-8000





               This document consists of 3 pages





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Item 5.   Other Events

            In July 1989, a predecessor of Fruehauf Trailer Cor-poration ("FTC") acquired the trailer operations of Fruehauf Corporation and in that connection assumed certain liabilities. FTC is obligated to indemnify Varity Corporation's (the "Company") subsidiary, K-H Corporation, in respect of such liabilities. FTC has advised the Company that, due to its financial diffi-culties, it may not be able to continue to comply with these indemnity obligations. If FTC does not do so, then K-H Corporation may be liable with respect to certain of such liabilities which arose out of operations prior to the 1989 sale, including those in respect of products manufactured or sold, environmen-tal liabilities, worker's compensation and retiree welfare benefits. The Company intends vigorously to defend its position with respect to FTC and all other third parties. However, during the 1995 and 1995 financial years K-H Corporation advanced an aggregate of approximately $700,000 to resolve certain liabili-ties assumed by FTC. In addition, during the 1996 financial year, in response to a continuing deterio-ration in FTC's financial position, K-H Corporation has advanced $6.5 million to FTC to assist it in meeting its working capital needs, and has agreed to advance an additional $3.5 million to FTC to be used to satisfy liabilities assumed by FTC selected by K-H Corporation. Other than the $700,000 referred to above, these advances are secured by various assets of FTC but are subordinated at varying levels of pri-ority to FTC's obligations to certain other credi-tors. K-H Corporation may elect to advance addi-tional amounts to satisfy liabilities assumed by FTC. The amount and timing of the Company's exposure with respect to FTC cannot be determined at this time.












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                                SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      VARITY CORPORATION
                                      (Registrant)



                                      By:  /s/ Mark J. MacGuidwin


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                                            Mark J. MacGuidwin
                                            Vice President,
                                            Controller (Principal
                                            Accounting Officer)





Date:  July 23, 1996